UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2010
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LAXAI PHARMA, LTD.
__________________________

(Exact name of Registrant as specified in charter)

Israel	0-17788	N/A
(State of Incorporation)	(Commission File No.)	(IRS Employer
Identification Number)

8905 Regents Park Drive, Suite 210, Tampa, FL		33647
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (813) 428-3500

NEXGEN BIOFUELS, LTD.
(Former name or former address, if changed since last report)
__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Naren Mallakunta will join Laxai Pharma, Ltd. as its interim Chief Executive Officer effective June 1, 2010. It is anticipated that Mr. Mallakunta will assume this position on a permanent basis when the terms of his employment agreement are finalized in June or July 2010.

Mr. Ram Ajjarapu will cede the position of chief executive officer to Mr. Mallakunta  as of June 1, 2010, and at that time he will assume the role of Executive Chairman to focus on company financing and regulatory matters.  Mr. Vamsi Maddipatla, founder and President of OSR, which was recently acquired by Laxai, will assume the role of Executive Director focusing on mergers and acquisitions and clinical research and staffing.

Mr. Mallakunta is 47 years of age, and from 2001 to the present, Mr. Mallakunta has worked for GVK Biosciences Private Limited (“GVK BIO”), Asia’s leading Contract Research Organization which provides a broad spectrum of services across the R&D value chain to Big Pharma, Agri & Life-sciences companies, leading biotechs, generic pharma and academic institutions..  From April, 2001 until April, 2007, Mr. Mallakunta served as Senior Vice President and Head of Business Development for GVK BIO in Hyderabad, India.  In this position he was responsible for initiating, planning, developing and coordinating GVK BIO’s business plans. He was also significantly responsible for meeting GVK BIO’s financial goals, objectives and budgeted revenue targets.  From May, 2007 to May, 2009, Mr. Mallakunta served as Senior Vice President and Global Head of Business Development for GVK Biosciences, Inc. (the US based affiliate of GVK BIO) located in Columbia, Maryland.  In that position, in addition to his earlier responsibilities, Mr. Mallakunta defined positioning strategy and devised marketing campaigns for the United States Market. He also supervised a team of highly experienced managers located in the United States, Europe and India.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2010

LAXAI PHARMA, LTD. (Registrant)

By:	/s/ J. Ram Ajjarapu
Ram Ajjarapu
Chairman